Exhibit 99.1

Design Within Reach, Inc. Reports Preliminary Second Quarter 2006 Results

SAN FRANCISCO, Aug 14, 2006 (BUSINESS WIRE) — Design Within Reach, Inc. (NASDAQ:DWRI) today reported preliminary financial results for the second quarter ended July 1, 2006. The Company has filed for an extension to file its Quarterly Report on Form 10-Q due to management turnover in the finance department, which has delayed the Company’s independent public accountants’ ability to complete their review. The Company does not expect the independent public accountants’ review to be completed in time for the Company to file its Form 10-Q by the extended deadline of August 15, 2006.

Net sales for the second quarter of 2006 were $48.9 million, an increase of approximately 16.7% from the $41.9 million recorded in the second quarter of 2005. Net loss for the second quarter of 2006 was $0.8 million, or $(0.06) per diluted share, compared to net earnings of $1.4 million, or $0.09 per diluted share, in the second quarter of 2005. Included in the second quarter 2006 results are approximately $1.1 million, before tax benefit, of severance and non-cash stock-based compensation expenses.

For the six months ended July 1, 2006, net sales increased 8.4% to $83.9 million, from $77.4 million for the same period in 2005. Net loss for the first six months of 2006 was $5.0 million, or $(0.35) per diluted share, compared to net earnings of $2.2 million, or $0.15 per diluted share, during the same period in 2005. Included in the six-month 2006 results are approximately $1.7 million, before tax benefit, of severance and non-cash stock-based compensation expenses, as well as an increase of $2.4 million of professional consulting fees relating to Sarbanes-Oxley compliance and additional audit fees compared to the first six months of 2005.

“We are encouraged by our second quarter sales performance and the early benefits of recent operational and strategic changes, although the full impact of these initiatives will not be evident until 2007,” said Ray Brunner, Chief Executive Officer. “We are making considerable progress in our turnaround effort, including strengthening our management team, adhering to rigorous new cost controls and implementing intelligent promotion programs that focus on introducing new designers and proprietary products. While we are optimistic about recent trends in our top-line growth, we recognize that a key component of our turnaround is margin improvement. We expect to see a positive impact on margin from revisions to our foreign exchange hedging program, and improvements in sourcing, product mix and inventory management. We will continue to focus on the fundamentals of cost control, lowering DWR’s inventory investment, driving higher transaction volume and returning DWR to profitability.”

Net sales by distribution channel were as follows:

•	Studio sales were approximately $28.8 million in the second quarter, a 23.6% increase from the same period last year as Design Within Reach operated 62 studios in the second quarter of 2006 compared to 51 studios in the second quarter of 2005. Design Within Reach opened seven studios year-to-date, including the DWR Annex, an outlet for returned and discontinued merchandise in Secaucus, New Jersey. The Company plans to open one more studio in fiscal 2006.

•	Direct sales (including phone sales and sales through the Design Within Reach website) decreased approximately 3.7% to $12.9 million in the second quarter of 2006. The Company’s online sales increased 13.0% offset by phone sales, which were down 21.5%.

Gross profit margin was 43.1% in the second quarter of 2006, compared to 44.6% in the same period last year. The decrease in gross margin was due to reduced shipping and handling income due to a free shipping promotion the Company conducted in June 2006, as well as sales from the June 2006 warehouse sales, on which the Company receives little or no margin.

Selling, general and administrative expenses increased to approximately $22.6 million in the second quarter of 2006, from $16.6 million in the comparable period last year. The year-over-year increase is primarily due to costs associated with additional personnel and occupancy expenses for the 11 new studios, increased consulting and audit fees and stock-based compensation charges following the adoption of SFAS 123R.

As of July 1, 2006, Design Within Reach had $10.0 million in cash and short-term investments. The Company recently replaced its credit facility with a new revolving credit agreement with Wells Fargo HSBC Trade Bank, N.A., for amounts up to $10.0 million. The Company believes that it is currently in compliance with its covenants, and that this credit line will be sufficient to fund operations and anticipated capital expenditures for the remainder of the year.

The timing of filing the Form 10-Q has been impacted by the various material weaknesses in internal controls over financial reporting previously identified by the Company in its Annual Report on Form 10-K for the year ended December 31, 2005 and the Quarterly Report on Form 10-Q for the first quarter of 2006. The Company has not yet completed the reconciliation of a difference between the accrued inventory sub-ledger and the general ledger. The balance in accrued inventory at any point in time reflects inventory the Company has received, but for which they have not yet received an invoice. The balance in the accrued inventory account at July 1, 2006 is $4.7 million. The balance in the sub-ledger is approximately $800,000 lower. The difference between the general ledger and the sub-ledger arose in connection with the implementation of the Company’s IMARC inventory and sales system and inadequate training of finance personnel with respect to changes in procedures necessitated by the change in systems. Although the Company has performed extensive procedures to confirm that the amount shown on the general ledger fairly states our accrued inventory liability, further detailed work will need to be undertaken to complete the reconciliation. By definition, the existence of a material weakness means that it is reasonably possible that a material misstatement of our financial statement accounts could occur.

Guidance

Based on the Company’s second quarter results and current business trends, Design Within Reach is maintaining its 2006 sales guidance of approximately $175 million. Design Within Reach expects the net loss to steadily decline over the remainder of the year, as the benefits from the cost cutting and strategic initiatives begin to take hold.

Conference Call

Design Within Reach, Inc. will host a conference call today, August 14, 2006 at 1:30 p.m. Pacific (4:30 p.m. Eastern). The call, which will be hosted by Ray Brunner, Chief Executive Officer, and John Hellmann, who has accepted the position of Chief Financial Officer, effective September 5, 2006, will be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.dwr.com. The webcast will also be archived online within one hour of the completion of the conference call and available at www.dwr.com.

About Design Within Reach, Inc.

Design Within Reach, Inc., founded in 1998 and headquartered in San Francisco, is an integrated multi-channel provider of distinctive modern design furnishings and accessories. The Company markets and sells its products to both residential and commercial customers nationwide through the DWR catalog, studios, website and direct sales force, and a single common “in stock and ready to ship” inventory.

“Design Within Reach” is a registered trademark of Design Within Reach, Inc.

This press release includes forward-looking statements, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Design Within Reach’s markets and the demand for its products. Factors that could cause Design Within Reach’s actual results to differ materially from these forward-looking statements including the following: if we are unable to continue to increase our net sales while reducing our promotional discounts, our profitability may be impaired; if we fail to offer merchandise that our customers find attractive, the demand for our products may be limited; we do not have long-term vendor contracts and as a result we may not have continued or exclusive access to products that we sell; our business depends, in part, on factors affecting consumer spending that are not within our control; our business will be harmed if we are unable to implement our growth strategy successfully; the expansion of our studio operations could result in increased expenses with no guarantee of increased earnings; if we do not manage our inventory levels successfully, our operating results will be adversely affected; we depend on domestic and foreign vendors, some of which are our competitors, for timely and effective sourcing of our merchandise; declines in the value of the U.S. dollar relative to foreign currencies could adversely affect our operating results; and we face intense competition and if we are unable to compete effectively, we may not be able to maintain profitability. Please refer to our reports and filings with the Securities and Exchange Commission, including our latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

SOURCE: Design Within Reach, Inc.

Integrated Corporate Relations, Inc.

Andrew Greenebaum/Christine Lumpkins, 310-954-1100

agreenebaum@icr-online.com

clumpkins@icr-online.com